Knoll
1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991

                    Press Release

Knoll, Inc. Reports First Quarter 2005 Results
Sales Increase 16.8% From PY, Operating Profits Up 47.8%

EAST GREENVILLE, PA, April 26, 2005 -- Knoll, Inc., (NYSE: KNL) today announced results for the first quarter ended March 31, 2005. Net sales were $179.1 million for the quarter, an increase of 16.8% from first quarter 2004. Operating income was $17.0 million, an increase of 47.8% from the first quarter 2004, while net income was $6.9 million, an increase of 32.7% over 2004, or $0.13 per share compared to $0.11 per share in the prior year.

Andrew Cogan, Chief Executive Officer, stated, "We are pleased with our strong start to 2005. The first quarter of the year marked our fourth consecutive quarter of year over year sales growth. Our investments in broadening and strengthening our product offerings are gaining traction with architects and designers, customers and dealers and as a result our sales are growing faster than the industry."

"In spite of significant inflation in our material and transportation costs, we were still able to deliver improved profits and margins. This strong performance is attributable directly to the tireless efforts of our associate owners company-wide and their commitment to continuous improvement in our operations."

First Quarter 2005 Financial Results

Dollars in Millions Except Per Share Data    Three Months Ended
                                           ----------------------       Percent
                                            3/31/05      3/31/04         Change
                                           ---------    ---------      ---------
Net Sales                                  $   179.1    $   153.3        16.8  %
Gross Margin                                    58.1         47.1        23.4  %
Operating Expenses                              41.1         35.6        15.5  %
Operating Income                                17.0         11.5        47.8  %
Net Income                                       6.9          5.2        32.7  %
Earnings Per Share - Diluted                     .13          .11        18.2  %
Backlog                                        117.2        111.8         4.8  %



The Company's $25.8 million increase in net sales for first quarter 2005 was the result of growth in all product categories coupled with approximately $2.0 million of additional revenues realized from recently implemented price increases. Backlog of unfilled orders at March 31, 2005 increased $5.4 million an increase of 4.8% over the prior year.

Gross margin for first quarter 2005 was $58.1 million, an increase of $11.0 million or 23.4%, over first quarter 2004. As a percentage of sales, gross margin increased to 32.4% for first quarter 2005 from 30.7% for first quarter 2004. These increases resulted from better absorption of overhead on the incremental volume, improved pricing, and cost savings realized from ongoing global sourcing initiatives and continuous improvement programs. These increases were offset by approximately $5.4 million of material and transportation inflation plus $1.7 million of unfavorable exchange rate impact.

Operating expenses for first quarter 2005 totaled $41.1 million, or 22.9% of sales, compared to $35.6 million, or 23.2% of sales for first quarter 2004. These increases resulted from greater marketing spending in preparation for 2005 product introductions as well as additional sales compensation and incentive costs as a result of our higher sales and strong profit performance. Additionally, costs incurred to comply with the requirements of operating as a public company also negatively impacted first quarter expenses.

Operating income for first quarter 2005 was $17.0 million, an increase of $5.5 million, or 47.8%, from operating income of $11.5 million for first quarter 2004. As a percentage of sales, operating income increased to 9.5% for first quarter 2005 from 7.5% for first quarter 2004.

Net income for first quarter 2005 was $6.9 million, or $.13 per share, as compared to $5.2 million or $.11 per share, for first quarter 2004. First quarter 2005 effective tax rate benefited from the mix of pretax income and the varying effective tax rates in the countries in which we operate. In addition, 2005 net income was negatively impacted by increased interest expense as a result of higher interest rates. Lastly, first quarter 2004 net income benefited by $.01 per share from gains on interest rate hedge agreements and favorable exchange rate variances as compared to first quarter 2005.

Cash flow from operations for the first quarter totaled $13.3 million, compared to $3.5 million for the same period last year. $18 million of debt was paid down in the quarter, $7 million from operations and $11 million from the proceeds received from the exercise of stock options in the quarter.

Barry McCabe, Knoll's CFO noted, " We are very pleased with the significant operating cash flow that we generated in the first quarter and with the progress we made in reducing our debt. Our long term debt is now $51 million lower than it was after we closed our new bank facility just six months ago in September 2004."

The Company stated that it expects second quarter 2005 revenue to be in the $190 to $197 million range, an increase of 6 - 10 % from the second quarter of 2004. Earnings per share estimates for the second quarter 2005 are between $.18 and $.20.

Conference Call Information

As announced on April 14, 2005, Knoll will host a conference call on Wednesday, April 27, 2005 at 10:00 A.M. EST to discuss its financial results, quarterly highlights and business outlook.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 800 706-7745
International 617 614-3472
Passcode     45667070

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw components, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture and other risks identified on Knoll's Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:          Barry L. McCabe
                    Senior Vice President and Chief Financial Officer
                    Tel 215 679-1301
                    bmccabe@knoll.com

Media:              David Bright
                    Vice President, Communications
                    Tel 212 343-4135
                    dbright@knoll.com

                                   KNOLL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                               Three Months Ended
                                                    March 31,
                                           ---------------------------
                                               2005            2004
                                           -----------     -----------
                                           (Unaudited)     (Unaudited)
                                           -----------     -----------

Sales                                      $   179,129     $   153,324
Cost of sales                                  121,040         106,263
                                           -----------     -----------

Gross profit                                    58,089          47,061
Selling, general, and administrative
expenses                                        41,070          35,548
                                           -----------     -----------

Operating income                                17,019          11,513
Interest expense                                 6,087           3,732
Other income, net                                  514           1,418
                                           -----------     -----------

Income before income tax expense                11,446           9,199
Income tax expense                               4,595           3,973
                                           -----------     -----------

Net income                                 $     6,851     $     5,226
                                           -----------     -----------

Earnings per share:
Basic                                      $       .14     $       .11
Diluted                                    $       .13     $       .11

Weighted-average shares outstanding:
Basic                                       49,888,640      46,314,236
Diluted                                     51,904,940      47,977,344

                                   KNOLL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                  (Dollars in thousands, except per share data)


                                              March 31,     December 31,
                                                 2005           2004
                                             -----------    ------------
                                             (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                    $    10,393    $       9,052
Customer receivables, net                         93,075           92,452
Inventories                                       49,685           49,586
Prepaid and other current assets                  22,007           22,126
                                             -----------    -------------

Total current assets                             175,160          173,216
Property, plant, and equipment, net              148,136          150,992
Intangible assets, net                           237,125          237,382
Other noncurrent assets                            9,233            8,641
                                             -----------    -------------

Total Assets                                 $   569,654    $     570,231
                                             -----------    -------------

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current maturities of long-term debt         $       107    $         108
Accounts payable                                  55,059           46,075
Other current liabilities                         53,125           64,375
                                             -----------    -------------

Total current liabilities                        108,291          110,558
Long-term debt                                   374,748          392,750
Other noncurrent liabilities                      89,728           88,268
                                             -----------    -------------

Total liabilities                                572,767          591,576
                                             -----------    -------------

Stockholders' deficit                             (3,113)         (21,345)
                                             -----------    -------------

Total Liabilities and Stockholders' Deficit  $   569,654    $     570,231
                                             -----------    -------------

                                   KNOLL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                             Three Months Ended March 31,
                                             ----------------------------
                                                 2005             2004
                                             -----------      -----------
                                             (Unaudited)

Net income                                    $    6,851      $     5,226
                                             -----------      -----------

Cash Flows provided by Operating Activities       13,314            3,477

Cash Flows used in Investing Activities           (2,118)          (1,449)

Cash Flows used in Financing Activities           (9,691)          (2,364)

Effect of exchange rate changes
on cash and cash equivalents                        (164)             129
                                             -----------      -----------

Increase (decrease) in cash
and cash equivalents                               1,341             (207)

Cash and cash equivalents
at beginning of period                             9,052           11,517
                                             -----------      -----------

Cash and cash equivalents at end of period   $    10,393      $    11,310
                                             -----------      -----------